United States Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 24, 2013 (April 18, 2013)
XHIBIT CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-52678 (Commission File Number)	20-0853320 (IRS Employer Identification No.)

80 E. Rio Salado Parkway, Suite 115, Tempe, AZ 85281
(Address of principal executive offices) (Zip Code)

(602) 281-3554
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

On April 24, 2013, Xhibit Corp. (the "Company" or the "Registrant") issued a press release announcing its financial results for the fiscal year ended December 31, 2012, the text of which is attached hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K, including the exhibit, is furnished pursuant to Item 2.02 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

In addition to historic information, this report, including the exhibit, contains forward-looking statements regarding events, performance and financial trends. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Some of those factors are identified in the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 18, 2013, the Board of Directors of Xhibit Corp. (the “Registrant”) appointed Peter Ax and David P. Franke as directors to serve on the Board until their successors have been elected at the next annual meeting of the Registrant’s shareholders or until their earlier resignation, removal, or death. Mr. Ax and Mr. Franke have not been appointed to any committees of the Board as the Board does not presently have any committees.

Peter L. Ax is the managing partner of Phoenix Capital Management, an operationally focused venture capital firm.  Mr. Ax has served on the boards of directors of Meritage Homes Corporation (NYSE: MTH) since September 2000 and iGo, Inc. (NASDAQ: IGOI) since December 2007 and also serves on the advisory board of Cascadia Capital, a Seattle-based investment banking and merchant banking firm.  From 1997 to 1999, he served as the Chairman and Chief Executive Officer of SpinCycle, Inc., a publicly held company that formerly engaged in consolidating and developing coin-operated laundromats.  Previously, Mr. Ax served as head of the private equity division and senior vice president of Lehman Brothers in New York from 1994 to 1997.

Mr. Ax holds an MBA from the Wharton School at the University of Pennsylvania and a law degree from the University of Arizona, and has been a certified public accountant. He has also been an accounting instructor at the Wharton School and serves annually as a judge for the Wharton Business Plan Competition.

David P. Franke is an experienced corporate financial manager and is currently a Principal at Franke & Company, Inc., a private equity investment firm headquartered in Phoenix, Arizona. The company focuses on local and regional investment opportunities, as well as real estate transactions.

From 1987 to 1991, Mr. Franke worked for Burns International, which at the time was one of the largest real estate development companies in the Phoenix area, with a focus on developing master planned communities. Since 1991, he has focused on the day-to-day management of Franke & Company, Inc. As the managing director, he has assessed and underwritten hundreds of investment opportunities, participated in the negotiations of company investments, and assisted in the management of various investments within the company portfolio. These include the management of two company-owned television stations, a heavy manufacturing operation serving the petro-chemical industry, investment decisions for numerous co-investments led by other partners of Franke & Company, as well as significant real estate ventures.

David P. Franke graduated with a B.A. in political science from University of Washington and received his MBA from Arizona State University.

Neither the Registrant nor any of its subsidiaries has entered into any transactions with Mr. Ax and Mr. Franke described in Item 404(a) of Regulation S-K.  Mr. Ax and Mr. Franke were not appointed pursuant to any arrangement or understanding between Mr. Ax and Mr. Franke and any other person.

In connection with Mr. Ax and Mr. Franke’s appointment to the Board, the Registrant did not enter into or materially amend any plan, contract, or arrangement that Mr. Ax and Mr. Franke will participate in as a director of the Registrant.  Mr. Ax and Mr. Franke will be compensated for their service on the Board in the same manner as other non-employee members of the Board, which presently consists solely of grants of stock options and payment of $1,000 per in person Board meeting attended, and $500 per phone meeting. The Board intends to grant options to purchase 50,000 shares of common stock  each to Mr. Ax and Mr. Franke in the near future.

Item 9.01.                      Financial Statements and Exhibits

(d)                      Exhibits

Exhibit                      Description

99.1                      Press release issued by Xhibit Corp., dated April 24, 2013.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  April 24, 2013

Xhibit Corp., a Nevada corporation

By:  /s/ Michael J. Schifsky
Michael J. Schifsky, CFO